CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of Golden Phoenix Minerals, Inc.
Sparks, NV

We hereby consent to the use in this Registration Statement of Golden Phoenix Minerals, Inc. of our report, dated March 29, 2005, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, for the year ended December 31, 2004, and to all other references of our firm included in this Registration Statement on Form SB-2.


/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
October 18, 2005